UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2015

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)(c)(e) On May 13, 2015, The Mosaic Company (“Mosaic”) announced that (i) effective August 5, 2015, James T. Prokopanko will resign as Mosaic’s President and Chief Executive Officer, and become Mosaic’s Senior Advisor until his planned retirement, effective January 4, 2016; and (ii) effective on the date of Mr. Prokopanko’s resignation, the Board of Directors (“Board”) of Mosaic has elected James (“Joc”) C. O’Rourke, currently Mosaic's Executive Vice President - Operations and Chief Operating Officer, as President and Chief Executive Officer. Upon the effectiveness of Mr. O'Rourke's election as President and Chief Executive Officer, he will cease to be Mosaic's Executive Vice President - Operations and Chief Operating Officer.
Mr. O’Rourke, age 54, has served as Mosaic’s Executive Vice President - Operations and Chief Operating Officer since August 13, 2012, and as Executive Vice President - Operations since January 5, 2009, when he joined Mosaic. Prior to joining Mosaic, Mr. O’Rourke was President, Australia Pacific for Barrick Gold Corporation since May 2006, and Managing Director of Placer Dome Asia Pacific Ltd. from December 2004 until May 2006. Effective upon the date of Mr. O'Rourke's election as Mosaic’s President and Chief Executive Officer, the independent members of the Board, upon recommendation of the Compensation Committee, (i) increased his annual base salary from $760,000 to $1.1 million; (ii) increased his target bonus under Mosaic’s Management Incentive Plan for 2015 from 100% of his annual base salary to 120%; and (iii) approved a long-term incentive award under Mosaic's 2014 Stock and Incentive Plan (the "2014 Plan") of restricted stock units valued at $1 million on the date of grant (based on the closing price of Mosaic's common stock on the New York Stock Exchange ("NYSE") on August 5, 2015) which will vest on the third anniversary of the date of his award provided that he continues to serve as Mosaic’s President and Chief Executive Officer on such anniversary date. There has been no change in Mr. Prokopanko's compensation except as described below with respect to his future service as a non-employee director.
On May 14, 2015, the Board, upon the recommendation of the Compensation Committee, approved a one-time grant to Richard L. Mack, Mosaic’s Executive Vice President and Chief Financial Officer, of restricted stock units valued at $1 million (based on the closing price of Mosaic’s common stock on the NYSE on May 14, 2015, the date of grant) which will vest in three equal installments on the first, second and third anniversaries of the grant date.  The award is being made pursuant to the 2014 Plan.  Mosaic has previously filed with the Securities and Exchange Commission the form of restricted stock unit award agreement pursuant to which Messrs. O’Rourke and Mack will receive the equity awards as described above; provided that Mr. O’Rourke’s award agreement will reflect the vesting condition described above.
At Mosaic’s 2015 annual meeting of stockholders held on May 14, 2015, Mr. Prokopanko was re-elected to the Board for a term of one year expiring at Mosaic’s 2016 annual meeting of stockholders.  Following his retirement, he will continue to serve on the Board through his current term.  For his service as a non-employee director from the date of his retirement through the end of his current term in 2016, Mr. Prokopanko will receive the standard compensation awarded to such directors, namely, an annual cash retainer of $90,000.
(d) On May 14, 2015, the Board expanded the size of the Board from 12 to 13 seats, and elected James (“Joc”) C. O’Rourke to fill the newly created vacancy and serve as a director of Mosaic for a term expiring at the 2016 annual meeting of stockholders or until his successor is elected and qualified.
As an employee director, Mr. O’Rourke will receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which he is an employee. Mr. O'Rourke will not serve on any committees of the Board.

Item 7.01.	Regulation FD Disclosure.
The following information is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing:

Press release, dated May 13, 2015, of Mosaic, announcing election of James (“Joc”) C. O’Rourke as President and Chief Executive Officer, furnished herewith as Exhibit 99.1.

Press release, dated May 14, 2015, of Mosaic, announcing the election of Mr. O'Rourke to Mosaic's Board of Directors, furnished herewith as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Reference is made to the Exhibit Index hereto with respect to the exhibits furnished herewith. The exhibits listed in the Exhibit Index hereto are being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: May 14, 2015	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated May 13, 2015, of The Mosaic Company announcing election of James (“Joc”) C. O’Rourke as President and Chief Executive Officer.
99.2	Press release, dated May 14, 2015, of The Mosaic Company announcing the election of James ("Joc") C. O'Rourke to the Board of Directors.